Exhibit 99.1

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Grant Thornton LLP 757 Third Avenue, 9th Floor New York, NY T 212.599.0100 F 212.370.4520 www.GrantThornton.com

Board of Directors and Stockholders

Delcath Systems, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Delcath Systems, Inc. (a Delaware corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and as of December 31, 2017 has an accumulated deficit of $324.8 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2015.

New York, New York

March 16, 2018 (except for the matter described in Note 15, fifth paragraph, as to which the date is May 2, 2018)

DELCATH SYSTEMS, INC.

Consolidated Balance Sheets as of December 31, 2017 and 2016

(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$3,999	$4,409
Restricted cash	1,325	27,287
Accounts receivables, net	317	403
Inventories	1,248	660
Prepaid expenses and other current assets	700	698
Deferred financing costs	—	699

Total current assets	7,589	34,156
Property, plant and equipment, net	1,298	1,083

Total assets	$8,887	$35,239

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$3,846	$594
Accrued expenses	3,408	3,407
Convertible notes payable, net of debt discount	—	13,343
Warrant liability	560	18,751

Total current liabilities	7,814	36,095
Deferred revenue	—	30
Other non-current liabilities	395	604

Total liabilities	8,209	36,729

Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $.01 par value; 500,000,000 shares authorized; 228,140 and 24 shares issued and 228,139 and 23 shares outstanding at December 31, 2017 and December 31, 2016, respectively*	2	—
Additional paid-in capital	325,517	277,790
Accumulated deficit	(324,832)	(279,188)
Treasury stock, at cost; 1 share at December 31, 2017 and December 31, 2016, respectively*	(51)	(51)
Accumulated other comprehensive loss	42	(41)

Total stockholders’ equity (deficit)	678	(1,490)

Total liabilities and stockholders’ equity (deficit)	$8,887	$35,239

*

reflects a one-for-sixteen (1:16) reverse stock split effected on July 21, 2016, a one-for-three hundred and fifty (1:350) reverse stock split effected on November 6, 2017 and a one-for-five hundred (1:500) reverse stock split effected on May 2, 2018.

See Accompanying Notes to these Consolidated Financial Statements.

DELCATH SYSTEMS, INC.

Consolidated Statements of Operations and Comprehensive Loss

for the Years Ended December 31, 2017, 2016 and 2015

(in thousands, except share and per share data)

	Year ended December 31,
	2017	2016	2015
Revenue	$2,715	$1,992	$1,747
Cost of goods sold	(701)	(550)	(462)

Gross profit	2,014	1,442	1,285
Operating expenses:
Selling, general and administrative expenses	9,684	9,434	10,009
Research and development expenses	10,495	8,448	6,486

Total operating expenses	20,179	17,882	16,495

Operating loss	(18,165)	(16,440)	(15,210)
Change in fair value of the warrant liability, net	15,103	12,780	564
Gain on warrant extinguishment	9,613	—	—
Loss on debt settlements and extinguishments	(29,924)	—	—
Interest expense	(21,703)	(14,328)	(67)
Other income (expense)	(41)	17	9

Net loss	$(45,117)	$(17,971)	$(14,704)

Other comprehensive loss:
Foreign currency translation adjustments	$83	$(33)	$(28)

Comprehensive loss	$(45,034)	$(18,004)	$(14,732)

Common share data:
Basic and diluted loss per share*	$(3,250)	$1,853,500)	$(2,548,000)

Weighted average number of basic and diluted shares outstanding*	14,039	10	6

*

reflects a one-for-sixteen (1:16) reverse stock split effected on July 21, 2016, a one-for-three hundred and fifty (1:350) reverse stock split effected on November 6, 2017 and a one-for-five hundred (1:500) reverse stock split effected on May 2, 2018.

See Accompanying Notes to these Consolidated Financial Statements.

DELCATH SYSTEMS, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

for the Years Ended December 31, 2017, 2016 and 2015

(in thousands, except share data)

	Common Stock Issued $0.01 Par Value*		In Treasury*		Additional Paid-in Capital*	Accumulated Deficit	Accumulated Other Comprehensive (loss) income	Total Stockholders’ Equity (Deficit)
	# of Shares	Amount	# of shares	Amount
Balance at December 31, 2014	5	—	(1)	$(51)	$264,689	$(246,513)	$20	$18,145
Compensation expense for issuance of stock options	—	—	—	—	349	—	—	349
Compensation expense for issuance of restricted stock	—	—	—	—	308	—	—	308
Sale of common stock, net of expenses	4	—	—	—	8,479	—	—	8,479
Exercise of warrants	—	—	—	—	176	—	—	176
Fair value of warrants issued classified as liability	—	—	—	—	(4,247)	—	—	(4,247)
Fair value of warrants exercised	—	—	—	—	123	—	—	123
Net loss	—	—	—	—	—	(14,704)	—	(14,704)
Foreign currency translation	—	—	—	—	—	—	(28)	(28)

Balance at December 31, 2015	9	$—	(1)	$(51)	$269,877	$(261,217)	$(8)	$8,601
Compensation expense for issuance of stock options	—	—	—	—	161	—	—	161
Compensation expense for issuance of restricted stock	—	—	—	—	266	—	—	266
Sale of common stock, net of expenses	2	—	—	—	1,011	—	—	1,011
Issuance of common stock for payments made in shares on convertible notes payable	10	—	—	—	649	—	—	649
Fair value of beneficial conversion feature of convertible note	—	—	—	—	4,435	—	—	4,435
Fair value of warrants issued classified as liability	—	—	—	—	(707)	—	—	(707)
Exercise of warrants	3	—	—	—	1,372	—	—	1,372
Fair value of warrants exercised	—	—	—	—	726	—	—	726
Net loss	—	—	—	—	—	(17,971)	—	(17,971)
Foreign currency translation	—	—	—	—	—	—	(33)	(33)

Balance at December 31, 2016	24	$—	(1)	$(51)	$277,790	$(279,188)	$(41)	$(1,490)
Compensation expense for issuance of stock options	—	—	—	—	50	—	—	50
Compensation expense for issuance of restricted stock	—	0	—	—	79	—	—	79
Issuance of common stock and rights for payments made in shares on convertible notes payable	227,287	2	—	—	40,119	—	—	40,121
Fair value of beneficial conversion feature of convertible note	—	—	—	—	4,908	—	—	4,908
Series B preferred stock dividend	—	—	—	—	—	(527)	—	(527)
Warrants exercised	736	—	—	—	19	—	—	19
Fair value of warrants exercised	—	—	—	—	2,552	—	—	2,552
Adjustment for rounding related to Nov 2017 reverse stock split	93	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(45,117)	—	(45,117)
Foreign currency translation	—	—	—	—	—	—	83	83

Balance at December 31, 2017	228,140	$2	(1)	$(51)	$325,517	$(324,832)	$42	$678

*

reflects a one-for-sixteen (1:16) reverse stock split effected on July 21, 2016, a one-for-three hundred and fifty (1:350) reverse stock split effected on November 6, 2017 and a one-for-five hundred (1:500) reverse stock split effected on May 2, 2018.

See Accompanying Notes to these Consolidated Financial Statements.

DELCATH SYSTEMS, INC.

Consolidated Statements of Cash Flows

for the Years Ended December 31, 2017, 2016 and 2015

(in thousands)

	Year ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(45,117)	(17,971)	(14,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	50	161	349
Restricted stock compensation expense	79	266	308
Depreciation expense	310	305	617
Loss on disposal of equipment	18	1	15
Warrant liability fair value adjustment	(15,103)	(12,780)	(564)
Gain on warrant extinguishment	(9,613)	—	—
Non-cash interest income	(1)	(1)	(1)
Debt discount and deferred finance costs amortization	21,544	14,268	—
Loss on debt settlements and extinguishments	29,924	—	—
Changes in assets and liabilities:
Decrease in prepaid expenses and other assets	7	260	9
(Increase) decrease in accounts receivable	108	(138)	(52)
Decrease (increase) in inventories	(543)	95	(420)
Increase (decrease) in accounts payable and accrued expenses	3,180	1,507	(1,757)
Increase (decrease) in deferred revenue	(32)	30	—
Decrease in other non-current liabilities	(209)	(216)	(220)

Net cash used in operating activities	(15,398)	(14,213)	(16,420)

Cash flows from investing activities:
Purchase of property, plant and equipment	(524)	(258)	(170)
Increase in restricted cash	—	(1,087)	—
Proceeds from sales of property, plant and equipment	—	—	180

Net cash (used in) provided by investing activities	(524)	(1,345)	10

Cash flows from financing activities:
Increase in restricted cash	—	(26,200)	—
Net proceeds from the release of restricted cash	13,120	—	—
Release of restricted cash for extinguishment of Series C Warrants	7,876	—	—
Cash paid to extinguish of Series C Warrants	(7,876)	—	—
Net proceeds from sale of Series B and Series C preferred shares	2,310	—	—
Release of restricted cash for redemption of Series A and Series B preferred shares	2,360	—	—
Cash paid to redeem Series A and Series B preferred shares	(2,360)	—	—
Release of restricted cash for redemption of Series C Preferred Shares	590	—	—
Cash paid to redeem Series C preferred shares	(590)	—	—
Net proceeds from convertible note debt financing	—	31,226	—
Net proceeds from sale of stock and exercise of warrants	15	2,383	8,655

Net cash provided by financing activities	15,445	7,409	8,655

Fx effect on cash	67	(49)	(107)
Increase (decrease) in cash and cash equivalents	(410)	(8,198)	(7,862)
Cash and cash equivalents at beginning of period	4,409	12,607	20,469

Cash and cash equivalents at end of period	$3,999	$4,409	$12,607

Supplemental non-cash activities:
Conversion of convertible notes	$40,121	$649	$—

Fair value of warrants issued	$16,953	$28,472	$4,247

Cashless exercise of warrants	$2,537	$—	$—

Deemed dividend	$527	$—	$—

Fair value of warrants exercised for cash	$19	$726	$123

See Accompanying Notes to these Consolidated Financial Statements.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

(1)	Description of Business

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product—Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) —is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. In Europe, our system is commercially available under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT®), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Our primary research focus is on ocular melanoma liver metastases (mOM) and intrahepatic cholangiocarcinoma (ICC), a type of primary liver cancer, and certain other cancers that are metastatic to the liver. We believe the disease states we are investigating represent a multi-billion dollar global market opportunity and a clear unmet medical need.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has accumulated deficit of $324.8 million at December 31, 2017. As shown in the accompanying financial statements during the year ended December 31, 2017, the Company incurred net losses of $45.1 million and used $15.4 million of cash for its operating activities. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to obtain additional funding sources or to enter into strategic alliances. Adequate additional financing may not be available to us on acceptable terms, or at all. If the Company is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay, reduce or eliminate our research and development programs or any commercialization efforts. There can be no assurance that the Company’s efforts will result in the resolution of the Company’s liquidity needs. If Delcath is not able to continue as a going concern, it is likely that holders of its common stock will lose all of their investment. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales. Management believes that its capital resources are adequate to fund operations through May 2018. Additional working capital will be required to continue operations. Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of product development and clinical trial results; uncertainty regarding regulatory approval; technological uncertainty; uncertainty regarding patents and proprietary rights; comprehensive government regulations; limited commercial manufacturing, marketing or sales experience; and dependence on key personnel.

(2)	Basis of Consolidated Financial Statement Presentation

The accounting and financial reporting policies of the Company conform to generally accepted accounting principles in the United States of America (GAAP). The preparation of consolidated financial statements in conformity with GAAP requires management to make assumptions and estimates that impact the amounts reported in the Company’s consolidated financial statements. The consolidated financial statements include the accounts of all entities controlled by Delcath. All significant inter-company accounts and transactions are eliminated.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

(3)	Summary of Significant Accounting Policies

Use of Estimates

The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amount of revenues and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for derivative instrument liabilities, stock-based compensation, valuation of inventory, impairment of long-lived assets, income taxes and operating expense accruals. Such assumptions and estimates are subject to change in the future as additional information becomes available or as circumstances are modified. Actual results could differ from these estimates.

Cash Equivalents and Concentrations of Credit Risk

The Company considers investments with original maturities of three months or less at date of acquisition to be cash equivalents. The Company has deposits that exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC), however, the Company does not consider this a significant concentration of credit risk based on the strength of the financial institution.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded as restricted cash on the accompanying consolidated balance sheets.

Accounts Receivable

Accounts receivable, principally trade, are generally due within 30 days and are stated at amounts due from customers. Collections and payments from customers are monitored and a provision for estimated credit losses may be created based upon historical experience and specific customer collection issues that may be identified.

Inventories

Inventories are valued at the lower of cost or market value using the first-in, first-out method. The reported net value of inventory includes finished saleable products, work-in-process, and raw materials that will be sold or used in future periods. The Company reserves for expired, obsolete, and slow-moving inventory.

Prior to obtaining authorization to affix the CE Mark to its Generation Two CHEMOSAT System in April 2012, the Company expensed all of its inventory costs as research and development. Inventory as of December 31, 2017 includes finished goods and components that have been purchased since April 2012. Therefore, to the extent that materials expensed prior to April 2012 are used in manufacturing finished goods for sale, the Company’s cost of goods sold will be impacted accordingly.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation. The Company provides for depreciation on a straight line basis over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements will be amortized over the shorter of the lease term or the

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

estimated useful life of the related assets when they are placed into service. The Company evaluates property, plant and equipment for impairment periodically to determine if changes in circumstances or the occurrence of events suggest the carrying value of the asset or asset group may not be recoverable. Maintenance and repairs are charged to operations as incurred. Expenditures which substantially increase the useful lives of the related assets are capitalized.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with Accounting Standards Codification (ASC) 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2017 and 2016, the Company did not have any derivative instruments that were designated as hedges.

Fair Value Measurements

The Company adheres to ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Revenue Recognition

Revenue from product sales is generally recognized when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; product price is fixed or determinable; and collection of the resulting receivable is reasonably assured. When obligations or contingencies remain after the products are shipped, such as training and certifying the treatment centers, revenue is deferred until the obligations or contingencies are satisfied.

Deferred Revenue

Deferred revenue on the accompanying consolidated balance sheets includes payment received for product sales to a distributor. When obligations or contingencies remain after the products are shipped, such as training and certifying the treatment centers, revenue is deferred until the obligations or contingencies are satisfied. The Company will recognize the revenue related to product sales when its obligations under the agreement have been satisfied.

Selling, General and Administrative

Selling, general and administrative costs include personnel costs and related expenses for the Company’s sales, marketing, general management and administrative staff, recruitment, costs related to the Company’s commercialization efforts in Europe, professional service fees, professional license fees, business development and certain general legal activities. All such costs are charged to expense when incurred.

Research and Development

Research and development costs include the costs of materials used for clinical trials and R&D, personnel costs associated with device and pharmaceutical R&D, clinical affairs, medical affairs, medical science liaisons, and regulatory affairs, costs of outside services and applicable indirect costs incurred in the development of the Company’s proprietary drug delivery system. All such costs are charged to expense when incurred.

Stock Based Compensation

The Company accounts for its share-based compensation in accordance with the provisions of ASC 718, which establishes accounting for equity instruments exchanged for employee services and ASC 505-50, which establishes accounting for equity-based payments to non-employees. Under the provisions of ASC 718, share-based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the option holders’ requisite service period (generally the vesting period of the equity grant). The Company is required to record compensation cost for all share-based payments granted to employees based upon the grant date fair value, estimated in accordance with the provisions of ASC 718. Under the provisions of ASC 505-50, measurement of compensation cost related to common shares issued to non-employees for services is based on the value of the services provided or the fair value of the shares issued. The measurement of non-employee stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. The Company expenses its share-based compensation for share-based payments granted under the accelerated method, which treats each vesting tranche as if it were an individual grant.

The Company periodically grants stock options for a fixed number of shares of common stock to its employees, directors and non-employee contractors, with an exercise price greater than or equal to the fair

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

market value of Delcath’s common stock at the date of the grant. The Company estimates the fair value of stock options using an option pricing model. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected post-vesting option life, the expected volatility of Delcath’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and Delcath’s expected annual dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

Income Taxes

The Company accounts for income taxes following the asset and liability method in accordance with the ASC 740 “Income Taxes.” Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company applies the accounting guidance issued to address the accounting for uncertain tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements as well as provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company classifies interest and penalty expense related to uncertain tax positions as a component of income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. See Note 13 for additional information.

Net Loss per Common Share

Basic net loss per share is determined by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net loss per share is determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all stock options, unvested restricted stock and warrants are deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The calculation of net loss and the number of shares used to compute basic and diluted earnings per share for the years ended December 31, 2017, 2016 and 2015 are as follows:

(in thousands, except share data)	2017	2016	2015
Net loss	$(45,117)	$(17,971)	$(14,704)
Preferred stock dividends	(527)	—	—

Net loss, adjusted	(45,644)	(17,971)	(14,704)
Net loss per share – basic and diluted	(3,250)	(1,853,500)	(2,548,000)
Weighted average shares outstanding – basic and diluted	14,039	10	6

In the third quarter of 2017, the Company issued Series B Preferred Shares. A portion of the redemption price of the Series B Preferred Shares was accounted for as a deemed dividend and is discussed further in Note 10.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

For the years ended December 31, 2017, 2016 and 2015, the following potentially dilutive securities were excluded from the computation of diluted earnings per share (EPS) because their effects would be antidilutive.

Shares excluded from the computation of diluted EPS:

	2017	2016	2015
Stock options	—	—	—
Unvested restricted shares	—	—	—
Warrants	14,049	41	65

Total	14,049	41	63

Segment Information

The Company currently operates in one business segment, which is the development and commercialization of CHEMOSAT/Melphalan/HDS. A single management team that reports to the CEO and President comprehensively manages the business. Accordingly, the Company does not have separately reportable segments.

Foreign Currency and Currency Translation

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses)/gains in the statements of operations.

The assets and liabilities of the Company’s international subsidiaries are translated from their functional currencies into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions.

Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans that are of a long-term-investment nature, are recorded in other comprehensive income.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) that updates the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also amends the required disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 is effective for the Company beginning in its fiscal year 2018, and may be applied retrospectively to all prior periods presented or through a cumulative adjustment to the opening retained earnings balance in the year of

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

adoption. The Company will adopt this standard on January 1, 2018 using the modified retrospective method. The Company has completed an analysis of its existing product sales and distribution agreement and assessed the differences in accounting for each under ASU 2014-09 compared with current revenue accounting standards. Based on that review, the Company does not expect the implementation of ASU 2014-09 to have a material quantitative impact on its consolidated financial statements as the timing of revenue recognition for product sales is not expected to change considerably.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires entities to report a right-to-use asset and liability for the obligation to make payments for all leases with the exception of those leases with a term of twelve months or less. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018. The Company intends to adopt this standard on January 1, 2019 and is currently evaluating the impact it may have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. The Company has adopted this guidance.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The new guidance requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and early adoption is permitted. The Company will adopt this standard on January 1, 2018 and does not anticipate that this guidance will materially impact its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815). The new guidance intends to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. In addition, the Board re-characterized the indefinite deferral of certain provisions of Topic 480 to a scope exception. The re-characterization has no accounting effect. ASU 2017-11 is effective for public entities for fiscal years beginning after December 15, 2018. The Company intends to adopt this standard on January 1, 2019 and is evaluating the effects, if any, that the adoption of this guidance will have on the Company’s consolidated financial statements.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

(4)	Inventories

Inventories consist of:

(in thousands)	December 31, 2017	December 31, 2016
Raw materials	$298	$346
Work-in-process	721	214
Finished goods	229	100

Total Inventory	$1,248	$660

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include the following:

(in thousands)	December 31, 2017	December 31, 2016
Insurance premiums	$421	$501
Financing costs	70	—
Security deposit	50	50
Other[1]	159	147

Total prepaid expenses and other current assets	$700	$698

[1]	Other consists of various prepaid expenses and other current assets, with no individual item accounting for more than 5% at December 31, 2017 and 2016.

(6)	Property, Plant, and Equipment

Property, plant, and equipment consists of:

(in thousands)	December 31, 2017	December 31, 2016
Buildings and land	$579	$556
Enterprise hardware and software	1,744	1,532
Leaseholds	1,705	1,504
Equipment	971	940
Furniture	175	354

Property, plant and equipment, gross	5,174	4,886
Accumulated depreciation	(3,876)	(3,803)

Property, plant and equipment, net	$1,298	$1,083

Depreciation expense for the years ended December 31, 2017, 2016 and 2015 was $0.3 million, $0.3 million, $0.6 million, respectively.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

(7)	Current Accrued Expenses

Current accrued expenses include the following:

(in thousands)	December 31, 2017	December 31, 2016
Clinical trial expenses	$869	$1,365
Compensation, excluding taxes	1,124	933
Professional fees	221	286
Short-term portion of lease restructuring	209	216
Other[1]	985	607

Total accrued expenses	$3,408	$3,407

[1]	Other consists of various accrued expenses, with no individual item accounting for more than 5% of current liabilities at December 31, 2017 and 2016.

(8)	Restructuring Expenses

In order to help reduce operating costs and more appropriately align its office space with the reduced size of its workforce, the Company entered into two sub-leases for office space at its 810 Seventh Avenue office. On May 22, 2014, the Company entered into a sub-lease agreement (“Sub-lease #1”) for approximately one-half of the office space at this location (“Suite 3500”), resulting in a lease restructuring reserve of approximately $0.9 million. On August 18, 2014, the Company entered into a sub-lease agreement (“Sub-lease #2”) for the remaining one-half of office space at its 810 Seventh Avenue office (“Suite 3505”), resulting in a lease restructuring reserve of approximately $0.7 million. As of December 31, 2017, the total remaining lease restructuring liability for its leased office space was approximately $0.6 million, of which approximately $0.2 million and $0.4 million were included in Accrued expenses and Other non-current liabilities on the consolidated balance sheets, respectively.

The following table provides the year-to-date activity of the Company’s restructuring reserves as of December 31, 2017:

(in thousands)	Lease Liability
Reserve balance at December 31, 2016	$820
Charges	—
Payments/Utilizations	(216)

Reserve balance at December 31, 2017	$604

(9)	Convertible Notes Payable

As of December 31, 2017, the senior secured convertible notes (the “Notes”) had been repaid in full and were no longer outstanding.

On June 6, 2016, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain investors named on the Schedule of Buyers attached to the SPA pursuant to which the Company issued $35.0 million in principal face amount of Notes and related Series C Warrants (the “Series C Warrants”) to purchase additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). $35.0 million of the Notes were issued for cash proceeds of $32.2 million with an original issue discount in the amount of $2.8 million. The Notes were secured pursuant to a Security Agreement which creates a first

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

priority security interest in all of the personal property (other than Excluded Collateral (as defined in the Security Agreement) of the Company of every kind and description, tangible or intangible, whether currently owned and existing or created or acquired in the future.

Under the terms of the Notes, at closing the Company received an initial tranche of $3.0 million for immediate use for general corporate purposes. A second tranche of $3.0 million was released to the Company in December 2016. The balance was released throughout 2017.

In connection with the issuance of the Notes under the SPA, the Company also issued Series C Warrants, exercisable to acquire approximately 40 shares of Common Stock. The provisions in the Series C Warrants required the Company to account for the warrants as derivative liabilities. The Company recognized a discount to debt of $27.8 million related to the initial fair value of the Series C Warrants. On April 2, 2017 the Company entered into separate warrant repurchase agreements (the “Warrant Repurchase Agreements”) with each of the investors named on the Schedule of Buyers attached to the SPA. Pursuant to the Warrant Repurchase Agreements, each investor agreed to a Controlled Account Release, in an aggregate amount equal to $7.9 million, which funds in each case were paid to the respective investor, in exchange for cancellation of the Warrants issued to each investor under the SPA. As a result of the extinguishment, the Company recognized a gain of $9.6 million, representing the difference between the fair value of the liability as of the extinguishment date of $17.5 million related to the Series C Warrants and the $7.9 million in cash returned to the Note holders to extinguish the liability.

The Company had agreed to make amortization payments with respect to the Notes in fourteen (14) equal installments beginning seven (7) months after the original date of issuance of June 13, 2016 (each, an “Installment Date”). On each installment date, assuming certain equity conditions were met, the installment payment was, at the election of the Company, automatically converted into shares of Common Stock at a conversion rate defined in the SPA. If the Company could not meet the equity conditions, it would have been required to repay some or all of the amounts due under the notes in cash. At any time after the issuance of the Notes, the Notes were convertible at the election of the holder into shares of our Common Stock at a conversion price equal to $8,537,775, subject to adjustment as provided in the Notes.

As a result of the Notes including a feature such that the conversion price is based upon a formula which includes discounts to the market price of the common stock as well as having a lower effective conversion price considering the issuance discount and the value allocated to the Series C Warrants, the Company has recognized a beneficial conversion feature of $4.4 million. The original issue discount, the beneficial conversion feature, and the fair value of the issuance of the Series C Warrants are collectively considered the debt discount. The Company recorded a debt discount in the amount of $35.0 million which was being amortized over the life of the Notes using the effective interest method. As of December 31, 2017, $35.0 million of the debt discount has been amortized to interest expense. All debt issuance costs were accounted for as a deferred asset and were amortized over the life of the Notes. As of December 31, 2017, the Company had incurred approximately $2.2 million in debt issuance costs all of which were amortized or expensed as of December 31, 2017.

Restructuring Agreement

On August 28, 2017, the Company entered into a Restructuring Agreement (the “Agreement”) with one of the institutional investors (the “Investor”) who was a party to the SPA. As of the date the Agreement was entered into, the Investor held $11,444,637 aggregate principal amount of Notes of which there was $10,092,857 aggregate Restricted Principal, (as defined in the Notes) of Notes (the “Restricted Notes”), secured by such aggregate cash amount held in a collateral account of the Company in the same amount (the “Restricted Cash”) and (y) $1,351,780 principal of Notes (the “Unrestricted Notes”), (ii) 4,200 shares of Series A Preferred Stock and (iii) 2,006 shares of Series B Convertible Preferred Stock.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Pursuant to the Agreement, (a) on the date thereof the Company and the Investor took the following actions (the “Initial Restructuring”): (i) the Investor released restrictions on $1,650,000 of Restricted Cash (the “Initial Release”), (ii) the Investor consented to the use of additional Restricted Cash to effect redemptions of the Series A Preferred Shares and the Series B Preferred Shares, (iii) the Investor cancelled $1,200,000 aggregate principal of the Notes (such portion of the Notes, the “Cancellation Note”), (iv) the Company redeemed all the Series A Preferred Shares outstanding for a cash payment to the Investor of $4.20 and (v) the Company redeemed the Series B Preferred Shares for a cash payment to the Investor of $2,006,000 and (b) upon the consummation of a reverse stock split of our Common Stock of at least twenty to one (the “Reverse Stock Split Event”, and such date, the “Reverse Stock Split Date”) by September 15, 2017, the Company and the Investor shall have taken the following actions (the “Additional Restructuring”, and together with the Initial Restructuring, the “Restructuring”): (i) the Investor shall consent to the use of Restricted Cash to effect redemptions of $4,000,000 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Redemption Notes”), (ii) the Company shall redeem the Redemption Notes for a redemption price of $6,436,852.80 (the “Redemption Price”) and (iii) the Company shall exchange (the “Exchange”), pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, $2,436,852.80 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Exchange Notes”, and together with the Redemption Notes, the “Restructured Notes”) for new warrants to purchase 114,286 shares of its Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”). The New Warrants expire on the 42 month anniversary of the date of issuance and bear an exercise price of $61,250 per share (which shall be adjusted to the new lower purchase price per share if there is a subsequent “down round” financing). The Investor, in lieu of an exercise of the New Warrants pursuant to a cash payment of the aggregate exercise price of the number of New Warrants being exercised, may exercise the New Warrants, in whole or in part, by electing instead to receive upon such exercise two shares and one hundred and twenty-five thousandths of a share of the Company’s Common Stock for each Warrant Share exercised pursuant to this provision. The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 144(d)(3)(ii) of the 1933 Act. As a result of not having effected a reverse stock split by September 15, 2017, the Additional Restructuring did not occur.

This transaction was accounted for as a debt settlement that resulted in extinguishment. As such, the $1.9 million difference between the fair value of the common shares issued and the $1.2 million debt settlement was recorded as a loss on debt settlement.

Amendment to Restructuring Agreement

As a result of the lack of requisite approval by Delcath stockholders for the Company’s proposed reverse stock split, the parties and the two investors in the Notes entered into an amendment to the August restructuring agreement on October 10, 2017 as follows: (i) on the date that the Company effects a reverse split of its common stock, (x) the Company will exchange, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, an aggregate principal amount of those notes equal to $279,015 for new warrants to purchase an aggregate of 127,551 shares of Common Stock, and the Company shall redeem all the Series C Preferred Shares then outstanding for a cash payment of $590,000 and (ii) upon the initial consummation, on or prior to December 15, 2017, by the Company of the offering contemplated by the registration statement on Form S-1 that was filed with the SEC on October 11, 2017 the following shall occur: (i) pursuant to Section 3(b) of the Restricted Notes, the Company shall be deemed (as adjusted downward by the Black-Scholes value of the warrants being issued in this offering) to have automatically, and irrevocably, adjusted the conversion price of the Notes to 200% of the purchase price of a share of our common stock in the offering contemplated by the registration statement, (ii) the maturity date (as defined

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

in the notes) shall automatically be extended to the earlier to occur of (x) the first anniversary of the date of consummation of the offering contemplated by the registration statement and (y) December 30, 2018, (iii) until the earlier of (x) this maturity date and (y) the 75th calendar day after the date of consummation of the offering contemplated by the registration statement, all installments to be made under the notes shall be deemed automatically deferred with no conversions during that 75 day period, (iv) the Company agreed to redeem any portion of the outstanding notes at any time requested by either investor thereto with $7.3 million in cash to be reduced by $0.6 million to redeem the Series C Preferred Stock remaining in the restricted accounts with respect to the 2016 convertible notes and (v) the conversion floor price on the notes is $0.05 and not subject to adjustments. As a result of not consummating an S-1 offering by December 15, 2017, the actions contemplated in (ii) of this paragraph did not occur. This transaction resulted in the extinguishment of $0.3 million in debt in exchange for the issuance of warrants. The $2.3 million difference in the fair value of the issued warrants and the $0.3 million in extinguished debt was recorded as a loss on debt extinguishment.

November 2017 Exchange Agreement

On November 15, 2017, the Company entered into exchange agreements (“Exchange Agreement”) with each of the two investors from its June 2016 private placement of senior secured convertible notes as contemplated by the SPA. As of November 15, 2017, those investors held $11,157,970 aggregate principal amount of Notes. On November 15, 2017, the Company authorized a new series of senior secured convertible notes of the Company, in the aggregate original principal amount as set forth above (the “Exchange Notes”), which Exchange Notes convertible into shares of Common Stock in accordance with the terms of the Exchange Notes. Subject to the terms and conditions of the Exchange Agreements, the Company and the investors exchanged for (a) $10,562,425 aggregate principal amount of the Exchange Notes (the “New Notes”, and the shares of Common Stock issuable pursuant to the terms of the New Notes, including, without limitation, upon conversion or otherwise, collectively, the “New Conversion Shares”) and (b) warrants to purchase an aggregate of 14,000 shares of Common Stock at an initial exercise price of $1,225. The warrants have a five year term.

The New Notes had the following terms:

•

The initial conversion price was $750.00 per share for an optional conversion and at any time, an investor could have instead engaged in an alternate conversion for which the conversion price was 82% (75% if an event of default) of the lowest volume weighted average price for the Company’s common stock on the three trading days prior to and including the date of the conversion.

•	The obligation to prepay the New Notes was extended to March 31, 2018, except in the case of an event of default or change in control.

•	Assuming equity conditions as stated in the New Notes are met, the investors consented to release cash to the Company from the existing controlled accounts upon conversion of the New Notes.

The November Exchange Agreement was accounted for as an extinguishment. As such, the New Notes were recorded at their calculated fair value of $15.2 million, the related November 2017 Warrants were recorded as a derivative liability at their calculated fair value of $14.4 million and the difference between the fair value of the New Notes, the fair value of the warrants issued, and the carrying amount of the old notes was recorded as a $19.0 million loss on extinguishment. As with the Notes issued in June 2016, the New Notes also contained a beneficial conversation feature. The value of this feature was considered in the fair value calculations of the New Notes and was determined to be $4.9 million of the $15.2 million total fair value. The $10.3 million fair value of the New Notes was accreted up to the face value of $10.6 million over the

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

term of the New Notes with the $0.3 million difference charged to interest expense. The $4.9 million beneficial conversion feature was fully credited to Additional paid-in capital as the New Notes were fully satisfied under the December 28, 2017 Exchange Agreement. The November 2017 Warrants that were issued in connection with the November Exchange Agreement assessed at the end of each reporting period with any changes in fair value being recognized as derivative income or expense.

December 28, 2017 Exchange Agreements

On December 28, 2017, the Company entered into exchange agreements (“Exchange Agreements”), with each of the two investors from its June 2016 private placement of senior secured convertible notes (as further exchanged, the “Notes”) originally issued pursuant the SPA. Pursuant to the Exchange Agreements, the Company (i) extinguished its remaining $3,027,408 in outstanding obligations under the New Notes in full, (ii) obtained a release of restrictions on $2,046,898 in restricted cash held in its control accounts, (iii) issued to the investors 29,600 shares (the “Shares”) of its common stock and rights (“Rights”) to receive 217,800 shares of common stock to the extent such issuance of Shares would otherwise result in the beneficial ownership by any such investor of more than 4.9% or 9.9% of its issued and outstanding stock), as applicable, for an aggregate of 247,417 shares of its common stock (in each case, subject to trading restrictions set forth in leak out agreements the Company separately entered into with each) and (iv) a cash payment to the investors of $829,831 from the restricted cash held in the control accounts. The 29,600 shares were issued and outstanding at December 31, 2017. The rights were fully exercised in January 2018. This transaction resulted in the settlement of $3.0 million in debt. The $3.7 million difference between the fair value of the shares and rights issued for shares and the carrying value of the Notes was recorded as a loss on debt settlement.

The Company has issued shares of Common Stock and Preferred Stock as payments of principal (including certain early repayments at the option of the holders) and effected a retirement under the Notes and New Notes as follows:

	Number of Shares of Common Stock	Number of Shares of Preferred Stock	Applicable Conversion Price	Reduction in Principal
January 12, 2017	23	—	$63,000.00	$1,478,318
January 26 - February 1, 2017[1]	10	—	$56,000.00	$544,000
February 10, 2017	87	—	$35,000.00	$3,045,817
February 23 - March 2, 2017[1]	5	—	$24,500.00	$125,999
March 13, 2017	229	—	$19,250.00	$4,417,829
April 10, 2017	344	—	$10,500.00	$3,621,286
May 9, 2017	218	—	$8,750.00	$1,913,915
June 7 / July 2, 2017 Exchange Agreement[2]	1,380	4,200	$12,250.00	$4,200,000
July 7, 2017	229	—	$12,250.00	$2,000,000
August 4, 2017	83	—	$5,250.00	$1,015,848
August 28, 2017 Restructuring Agreement[3]	229	—	$5,250.00	$1,200,000
November 6, 2017 Warrant Exchange[4]	—	—	$—	$279,016
November 15, 2017 Exchange Agreements[5]	194,896	—	$41.72	$8,130,564
Retirement per December 28, 2017 Exchange Agreements[6]	—	—	$—	$553,234
December 28, 2017 Exchange Agreements[6]	445,152	—	$10.00	$2,474,174

Total	642,885			$35,000,000

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

1

During the periods referenced above, the Company and the holders of the Notes agreed to a temporary reduction in the conversion price in order to encourage voluntary conversion of Notes by the holders thereof.

2

On July 2, 2017, the Company entered into an exchange agreement with one of its investors which had purchased Notes, for $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock. The Series A Preferred Stock shares were issued to address a short-term valuation issue for 1,380 common shares delivered to the Notes holders to close an installment period. Through the Series A Preferred Shares placement, the Company was able to value the open installment shares such that the amount of debt remaining under the Notes was reduced by $4.2 million. Additionally, the Company recognized a loss on debt settlement of $1.0 million related to this transaction.

3

On August 28, 2017, the Company entered into a restructuring agreement with one of its investors which had purchased Notes. The restructuring agreement included a provision to exchange 229 shares for $1.2 million aggregate principal amount of such Notes. Additionally, the Company recognized a loss on debt settlement of $1.9 million related to this transaction.

4

On October 10, 2017, the Company entered into an amendment to the August 28, 2017 Restructuring Agreement which included a provision to exchange debt for the issuance of warrants. Additionally, the Company recognized a loss on debt extinguishment of $2.3 million.

5

On November 15, 2017, the Company entered into an exchange agreement which included a provision to exchange 1,948 shares for $0.6 million aggregate principal amount of such Notes. Additionally, the Company issued 192,948 million shares for $7.5 million aggregate principal amount of Notes under the updated conversion price formula as discussed in more detail above. Additionally, the Company recognized a loss on debt extinguishment of $21.0 million in connection with the issuance of the New Notes and warrants as part of such exchange.

6

On December 28, 2017, the Company entered into an exchange agreement to retire $0.6 million aggregate principal amount of Notes and to issue 247,417 million shares and rights for shares for the remaining $2.5 million aggregate principal amount of Notes. Additionally, the Company recognized a loss on debt extinguishment of $3.7 million.

(10)	Stockholders’ Equity

Reverse Stock Split

On November 6, 2017, the Company effected a reverse stock split at which time Delcath’s common stock began trading on the OTCQB on a one-for-three hundred and fifty (1:350) split-adjusted basis. All owners of record as of the open of the OTCQB market on November 6, 2017 received one issued and outstanding share of Delcath common stock in exchange for three hundred and fifty issued and outstanding shares of Delcath common stock. No fractional shares were issued in connected with the reverse stock split. All fractional shares created by theone-for-three hundred and fifty exchange were rounded up to the next whole share. The reverse stock split had no impact on the par value per share of Delcath common stock, which remains at $0.01. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements contained in this Annual Report on Form 10-K and the accompanying Notes have been restated to give retrospective presentation for the reverse stock split.

On July 19, 2016, shareholders of the Company approved, through a shareholder vote, an amendment to the Company’s Amended and Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split of Delcath’s common stock at a ratio within a range of one-for-ten (1:10) to one-for-twenty (1:20). The reverse stock split became effective on July 21, 2016 at which time Delcath’s common stock began trading on the NASDAQ Stock Exchange on a one-for-sixteen (1:16) split-adjusted

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

basis. All owners of record as of the open of the NASDAQ market on July 21, 2016 received one issued and outstanding share of Delcath common stock in exchange for sixteen issued and outstanding shares of Delcath common stock. No fractional shares were issued in connection with the reverse stock split. All fractional shares created by the one-for-sixteen exchange were rounded up to the next whole share. The reverse stock split had no impact on the par value per share of Delcath common stock, which remains at $0.01. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements contained in this Annual Report on Form 10-K and the accompanying Notes, have been restated to give retrospective presentation for the reverse stock split.

In addition, shareholders of the Company also approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 170,000,000 to 500,000,000. The previously discussed reverse stock split had no impact on the increase in authorized shares.

Preferred Stock Issuances

Series A Preferred Stock

On June 29, 2017, the Company’s Board authorized the establishment of a new series of preferred stock designated as Series A Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series A Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”). On July 2, 2017, the Company entered into an exchange agreement (the “Exchange”) with one of its investors which had purchased the Notes of $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock (the “Series A Preferred Shares”). The Exchange was made in reliance upon the exemption from registration provided by Rule 3(a)(9) of the Securities Act of 1933, as amended. The Series A Preferred Shares were entitled to the whole number of votes equal to $4.2 million divided by $644,000.00 (the closing bid price on June 13, 2016, the date of issuance of the Notes) or 7 votes. The Series A Preferred Stock had no dividend, liquidation or other preferential rights to the Company’s common stock, and each share of Series A Preferred Stock was redeemed for the amount of $0.001, paid in cash pursuant to the Restructuring Agreement signed on August 28, 2017 and discussed in further detail in Note 9.

Series B Preferred Stock

On June 29, 2017, the Company’s Board authorized the establishment of a new series of preferred stock designated as Series B Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series B Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series B Preferred Stock”). On July 11, 2017, the Company entered into a securities purchase agreement with existing holders of Notes pursuant to which the investors purchased $2,360,000 of Series B Preferred Stock for a cash purchase price of $2,000,000 in a private placement. The Series B Preferred Stock was entitled to the whole number of votes equal to $2.0 million divided by $32,787 (the closing bid price on July 5, 2017, the date of the original securities purchase agreement for the Series B Preferred Stock), or 61 votes. The Series B Preferred Stock had no liquidation or other preferential rights (but had the redemption rights described below) to the Company’s common stock and could have been converted into shares of common stock at a price equal to $26,775 per share upon the earlier of the date of closing to the extent that the holder thereof reallocated shares of our common stock reserved for issuance under its Notes to conversion of the Series B Preferred Shares and

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

otherwise upon receipt of shareholder approval of the Reverse Stock Split. The Series B Preferred Stock allowed for optional redemption by the Company at any time after issuance or the holders at any time after the tenth business day prior to the maturity date. In the instance of a Financing, the Company was required to redeem the Series B Preferred Stock. The $360,000 difference between the redemption amount and the cash purchase price of the Series B Preferred Stock, as well as all issuance costs related to the Series B Preferred Stock, have been recorded as a deemed dividend. The Series B Preferred Stock was redeemed for $2,360,000 pursuant to the Restructuring Agreement signed on August 28, 2017 with one investor and upon a redemption notice from the second investor as discussed in further detail in Note 9.

Series C Preferred Stock

On September 12, 2017, the Company’s Board authorized the establishment of a new series of preferred stock designated as Series C Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock which was filed with the State of Delaware on September 20, 2017. On September 21, 2017, the Company entered into a securities purchase agreement with the two investors which had purchased Notes of $0.5 million aggregate purchase price for 590 shares of Series C Preferred Stock. The purchase of the Series C Preferred Stock is being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended. The Series C Preferred Stock shall be entitled to 2,968 votes and may only vote on approval of a reverse split of our outstanding common stock. The Series C Preferred Stock has no dividend, liquidation or other preferential rights to the Company’s common stock, and each share of Series C Preferred Stock shall be redeemable for the amount of $1,000.00, payable in cash per share at our written election, and must be redeemed no later than December 21, 2017. Because the Series C Preferred Stock was mandatorily redeemable, it has been recorded as a liability with the difference between the purchases price and the fair value being recognized over the term of the instrument. Additionally, all expenses related to the issuance of the Series C Preferred Stock are recognized as a debt discount and have been amortized over the term of the instrument. Per the terms of the October 22, 2017 Amendment to the Restructuring Agreement, the Series C Preferred Stock was redeemed for $590,000 on November 6, 2017.

Stock and Warrant Issuances

In October 2013, the Company completed the sale of 1 share of its common stock and the issuance of warrants to purchase approximately 9 common shares (the “2013 Warrants”) pursuant to a placement agency agreement. The Company received proceeds of $7.5 million, with net cash proceeds after related expenses from this transaction of approximately $6.9 million. Of those proceeds, the Company allocated an estimated fair value of $1.9 million to the 2013 Warrants. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. At December 31, 2017, the 2013 Warrants were exercisable at $19,712,000 per share with 9 warrants outstanding. The 2013 Warrants have a five-year term.

In February 2015, the Company completed the sale of 1 share of its common stock and the issuance of warrants to purchase 9 common shares (the “February 2015 Warrants”) pursuant to an underwriting agreement. The Company received proceeds of $2.6 million, with net cash proceeds after related expenses from this transaction of $2.5 million. Of those proceeds, the Company allocated an estimated fair value of $0.8 million to the February 2015 Warrants. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the warrants. At

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

December 31, 2017, the February 2015 Warrants were exercisable at $24,500 per share with approximately 9 warrants outstanding. The February 2015 Warrants have a five-year term.

In July 2015, the Company completed the sale of approximately 3 Units consisting of 3 shares of its common stock, Series A Warrants to purchase up to approximately 8 common shares (“Series A Warrants”) and Series B Warrants to purchase Units consisting of up to approximately 3 common shares (“Series B Warrants”) and 8 Series A Warrants pursuant to an underwriting agreement. The Company received proceeds of $7.0 million, with net cash proceeds after related expenses from this transaction of $6.0 million. Of those proceeds the Company allocated an estimated fair value of $3.4 million to the Series A and Series B Warrants. During the year ended December 31, 2016, approximately 1 Series B Warrant was exercised for net proceeds of approximately $0.8 million. The remaining 3 Series B Warrants expired on January 29, 2016 and the related liability was credited to Change in the fair value of the warrant liability. As a result of the Series B Warrant exercises, an additional 1 Series A Warrant was issued. The exercise price of the Series A Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and is subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the warrants. At December 31, 2017, the July 2015 Series A Warrants were exercisable at $24,500 with approximately 9 warrants outstanding. The Series A Warrants have a five-year term. There was approximately 1 July 2015 Series A Warrant exercised during the year ended December 31, 2017 for proceeds of approximately $15,000. There was approximately 1 July 2015 Series A Warrants exercised during the year ended December 31, 2016 for proceeds of $0.4 million.

In June 2016, the Company entered into a SPA pursuant to which the Company issued $35.0 million in principal face amount of the Notes and related Series C Warrants to purchase 40 additional shares of the Company’s common stock. The Company allocated an estimated fair value of $27.8 million to the Series C Warrants. Pursuant to the Warrant Repurchase Agreements, each investor agreed to a Controlled Account Release, in an aggregate amount equal to $7.9 million, which funds in each case are to be paid to the respective investor, in exchange for cancellation of the Series C Warrants issued to each investor under the SPA. During 2017, 224,000 common shares and rights to receive 217,800 common shares were issued to satisfy the Notes.

In October 2016, the Company completed the sale of 2 shares of its common stock and the issuance of warrants to purchase 1 common share (the “October 2016 Warrants”) pursuant to an underwriting agreement. The Company received proceeds of $1.2 million, with net cash proceeds after related expenses from this transaction of $1.1 million. Of those proceeds, the Company allocated an estimated fair value of $0.3 million to the October 2016 Warrants. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions. At December 31, 2017, the October 2016 Warrants were exercisable at $24,500 per share with 1 warrant outstanding. The October 2016 Warrants have a five-year term. There was 1 October 2016 Series C Warrants exercised during the year ended December 31, 2016 for proceeds of $0.1 million.

Pursuant to the October 10, 2017 Amendment to the Restructuring Agreement, 225 warrants were issued to each of the two investors from the June 2016 SPA on November 6, 2017 following the effectuation of the reverse stock split discussed earlier. The warrants contain a cashless exercise provision that allows the holders to exercise each warrant for three shares of common stock. The warrants have a 4.5 year term and an exercise price of $61,250. The exercise price is subject to appropriate adjustment in the event of stock

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions. As of December 31, 2017, 255 warrants have been exercised resulting in the issuance of 735 common shares. 10 warrants remain outstanding at December 31, 2017.

In November 2017, the Company issued 14,049 warrants pursuant to an Exchange Agreement entered into with each of the two investors from the June 2016 SPA. The Company allocated an estimated fair value of $14.4 million to the November 2017 Warrants. The exercise price is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions. At December 31, 2017, the November 2017 Warrants were exercisable at $1,225 per share with 14,049 warrants outstanding. The November 2017 Warrants have a five-year term from the date of exercisability.

In October 2015, the Company filed a registration statement on Form S-3 with the SEC, which was declared effective on October 20, 2015 and allows the Company to offer and sell, from time to time in one or more offerings, up to $71.8 million of common stock, preferred stock, warrants, debt securities and stock purchase contracts as it deems prudent or necessary to raise capital at a later date. The Company is not currently eligible to use its Form S-3.

Stock Incentive Plans

The Company established the 2004 Stock Incentive Plan and the 2009 Stock Incentive Plan (collectively, the “Plans”) under which 0 and 0 shares, respectively, have been reserved for the issuance of stock options, stock appreciation rights, restricted stock, stock grants and other equity awards. In July 2016, the total number of shares of Delcath common stock reserved for issuance under the 2009 Stock Incentive Plan was increased by 0 shares, from 0 to 0 shares, upon a favorable vote by the Company’s stockholders. The Plans are administered by the Compensation and Stock Option Committee of the Board of Directors which determines the individuals to whom awards shall be granted as well as the type, terms, conditions, option price and the duration of each award. As of December 31, 2017, there were 0 shares available to grant under the 2009 Stock Incentive Plan.

A stock option grant allows the holder of the option to purchase a share of the Company’s common stock in the future at a stated price. Options and Restricted Stock granted under the Plans vest as determined by the Company’s Compensation and Stock Option Committee. Options granted under the Plans expire over varying terms, but not more than ten years from the date of grant.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Stock option activity for 2017, 2016 and 2015 is as follows:

	Stock Option Activity under the Plans(1)
	Stock Options	Exercise Price per Share	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2014	0	$0 - $0	$0	0
Granted	0	0	0	0
Forfeited	(0)	0-0	0	0

Outstanding at December 31, 2015	0	$0 - $0	$0	0
Granted	—	—	—
Forfeited	(0)	0-0	0	0

Outstanding at December 31, 2016	0	$0 - $0	$0	0
Granted	0	$0	$0	0
Forfeited	(0)	$0	$0	0

Outstanding at December 31, 2017	0	$0 - $0	$0	0

Exercisable at December 31, 2017	0	$0 - $0	$0	0

(1)	Due to the May 2, 2018 1-for-500 reverse stock split, and no fractional shares being issued, all numbers are reduced to zero.

For the years ended December 31, 2017, 2016 and 2015 the Company recognized compensation expense related to stock option grants of approximately $0.1 million, $0.2 million and $0.3 million, respectively.

The estimated fair value of each option award granted was determined on the date of grant using an option pricing model with the following assumptions for option grants made in 2017 and 2015. There were no option grants during 2016.

	Year ended December 31,	Year ended December 31,
	2017	2015
Weighted average risk-free interest rates	2.15%	1.82%
Weighted average expected volatility	170.42%	97.70%
Dividend yield	—	—
Weighted average expected option term (in years)	7.29	5.15
Weighted average grant date fair value	$82.34	$4,964.73

No dividend yield was assumed because the Company has never paid a cash dividend on its common stock and does not expect to pay dividends in the foreseeable future. Volatilities were developed using the Company’s historical volatility. The risk-free interest rate was developed using the U.S. Treasury yield for periods equal to the expected life of the stock options on the grant date. The expected option term is based on actual historical results.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

A summary of the Company’s non-vested options to purchase shares as of December 31, 2017 and changes during the years ended December 31, 2017 and December 31, 2016 are presented below:

	Non-Vested Options(1)
	Number of Options	Weighted Average Exercise Price
Non-vested at December 31, 2015	0	$0
Granted	—	—
Vested	(0)	0
Forfeited	(0)	0

Non-vested at December 31, 2016	0	$0
Granted	0	0
Vested	(0)	0
Forfeited	(0)	0

Non-vested at December 31, 2017	0	$0

Additional compensation expense of approximately $6,800, relating to the unvested portion of stock options granted, is expected to be recognized over a remaining average period of 0.42 years.

The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2017 is $0. The aggregate intrinsic value represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s closing stock price of $450.00 as of December 31, 2017, which would have been received by the option holders had those option holders exercised their options as of that date.

A summary of the Company’s restricted stock activity as of December 31, 2017 and changes during the years ended December 31, 2017 and December 31, 2016 are presented below:

Restricted Stock Activity(1)
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2016	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2017	—	$—

For the three years ended December 31, 2017, 2016 and 2015 the Company recognized compensation expense related to restricted stock grants of approximately $0.1 million, $0.3 million and $0.3 million, respectively.

(1)	Due to the May 2, 2018 1-for-500 reverse stock split, and no fractional shares being issued, all numbers are reduced to zero.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Warrants

The Company issued warrants as part of its offerings in 2013, 2015, and 2016 as well as part of its issuance of convertible notes in 2016 and an exchange agreement in 2017. A summary of warrant activity is as follows:

	Warrants	Exercise Price per Share	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at January 1, 2014	9	$4,900,000-$19,712,000	$15,170,879	2.78
Issued	35		2,240,000
Exercised	(-)		2,296,000
Expired	(-)		2,296,000

Outstanding at December 31, 2015	44	$2,072,000-19,712,000	$44,858,633	2.16

Issued	30		840,000
Exercised	(3)		481,250
Expired	(3)		994,000

Outstanding at December 31, 2016	78	$281,750-$19,712,000	$910,000	5.59
Issued	14,256		2,299
Exercised	(246)		4,221
Expired	(39)		845,250

Outstanding at December 31, 2017	14,049	$1,225-19,712,000	$1,569	4.88

(11)	Fair Value Measurements

Derivative Financial Instruments

As disclosed in Note 10 of the Company’s consolidated financial statements contained in this Annual Report on Form 10-K, the Company allocated part of the proceeds of public offerings in 2013, 2015 and 2016 of the Company’s common stock to warrants issued in connection with those transactions. In addition, the Company recognized a discount to debt related to the initial fair value of warrants issued in connection with the June 2016 Convertible Notes and allocated an estimated fair value of $14.4 million to warrants issued pursuant to an exchange agreement signed in November 2017 discussed in further detail in Note 9 of the Company’s consolidated financial statements contained in this Annual Report on Form 10-K. The valuations of the October 2013, February 2015, July 2015 Series A, October 2016 and November 2017 Warrants (collectively, the “Warrants”) were determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, volatility, risk free interest rate and expected life of the instrument. The Company has classified the Warrants as a current liability due to certain provisions relating to price adjustments and potential cash payments, as well as the holders’ ability to exercise the warrants within twelve months of the reporting date and has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period. Additionally, the Company has determined that the warrant derivative liability should be classified within Level 3 of the fair-value hierarchy by evaluating each input for the option pricing models against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in ASC 820. There are six inputs: closing price of Delcath stock on the day of evaluation; the exercise price of the warrants; the remaining term of the warrants; the volatility of Delcath’s stock over that

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

term; annual rate of dividends; and the risk-free rate of return. Of those inputs, the exercise price of the warrants and the remaining term are readily observable in the warrant agreements. The annual rate of dividends is based on the Company’s historical practice of not granting dividends. The closing price of Delcath stock would fall under Level 1 of the fair-value hierarchy as it is a quoted price in an active market (ASC 820-10). The risk-free rate of return is a Level 2 input as defined in ASC 820-10, while the historical volatility is a Level 3 input as defined in ASC 820. Since the lowest level input is a Level 3, Delcath determined the warrant derivative liability is most appropriately classified within Level 3 of the fair value hierarchy.

For the year ended December 31, 2017, the Company recorded pre-tax derivative instrument income of $15.1 million. The resulting derivative instrument liabilities totaled $0.6 million at December 31, 2017. Management expects that the Warrants will either be exercised or expire worthless. The fair value of the Warrants at December 31, 2017 was determined by using option pricing models assuming the following:

	November 2017 Warrants	October 2016 Warrants	July 2015 Series A Warrants	February 2015 Warrants	October 2013 Warrants
Expected volatility	217.39%	130.88%	161.87%	169.95%	266.92%
Risk free interest rates	1.98%	2.06%	1.94%	1.90%	1.68%
Expected life (in years)	4.88	3.76	2.56	2.13	0.82

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
	Level 1		Level 2		Level 3		Balance at December 31,
(in thousands)	2017	2016	2017	2016	2017	2016	2017	2016
Liabilities
Derivative instrument liabilities	$—	$—	$—	$—	$560	$18,751	$560	$18,751

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Fair Value Measurements Using Significant Unobservable

Inputs (Level 3)

(in thousands)	Warrant Liability
Balance at January 1, 2015	$225
Total change in the liability included in earnings	(564)
Fair value of warrants issued	4,247
Fair value of warrants exercised	(123)

Balance at December 31, 2015	3,785
Total change in the liability included in earnings	(12,780)
Fair value of warrants issued	28,472
Fair value of warrants exercised	(726)

Balance at December 31, 2016	$18,751
Total change in the liability included in earnings	(15,103)
Extinguishment of convertible note warrant	(17,489)
Fair value of warrants issued	16,953
Fair value of warrants exercised	(2,552)

Balance at December 31, 2017	$560

(12)	Commitments

Operating Leases

In February 2010, the Company entered into an agreement to lease (Initial Lease) 8,629 square feet of office space at 810 Seventh Avenue, New York, NY with an option to expand an additional 8,629 square feet. The term of the Initial Lease began in March, 2010. In September 2010, the Company exercised its option right under the Initial Lease and entered into an agreement to lease (Lease Amendment) an additional 8,629 square feet of office space. The term of the Lease Amendment began in January 2011 and will expire in March 2021. In addition, the Lease Amendment extends the term of the Initial Lease to March 2021. The Initial Lease and the Lease Amendment provide for annual rent of $996,000 in 2015, $1.0 million in 2016, and $1.1 million in 2017-2020. As discussed in Note 8, the Company has sub-leased this office space.

In August 2011, Delcath Systems Limited entered into an agreement of lease for an office and manufacturing facility located in the city of Galway, Ireland. This facility is approximately 19,200 square feet and is intended to be the location of Delcath’s European headquarters. The Lease is for a term of ten years, commencing August, 2011. The Lease provides for fixed annual lease amounts payable in advance in equal quarterly installments. The remaining annual lease amount is (USD conversion is based on the December 31, 2017 conversion rate):– €183,179 ($143,726). Delcath Limited is also required to pay for customary building operating expenses. Delcath Limited’s payment obligations and performance of the Lease are guaranteed by Delcath. The Company has sub-leased a portion of this facility.

In March 2016, the Company entered into a sub-lease agreement to lease approximately 6,877 square feet of office space at 1633 Broadway, New York, NY. The term began in April 2016 and is effective through March 2019. The agreement provides for total annual base rent of $522,652.

In October 2016, the Company entered into a lease agreement for 95-97 Park Road in Queensbury, NY, agreeing to lease the 6,000 square feet at that location. The term began on November 1, 2016 and was effective for a two year period. The agreement provides for total annual base rent of $48,223 and will expire October 2018.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

Future minimum lease payments, net of receipts due under the terms of subleases, under all operating leases at December 31, 2017 are as follows:

(in thousands)	Future Lease Payment
2018	872
2019	501
2020	456
2021	281
2022	—
2023	—

$2,110

For the years ended December 31, 2017, 2016, and 2015 rent expense totaled approximately $0.6 million, $0.5 million and $0.4 million, respectively.

Letters of Credit

Under the terms of the lease agreement for office space at 810 Seventh Avenue, New York, NY, the Company is required to maintain a letter of credit in the amount of $881,297 which will expire in February 2019 if not renewed by the Company. Under the terms of a sub-lease agreement for office space at 1633 Broadway, New York, NY, the Company is required to maintain a letter of credit in the amount of $130,663 which will expire with the sublease in March 2019.

(13)	Income Taxes

There is no income tax provision for the years ended December 31, 2017, 2016 and 2015.

Income (loss) before income taxes consists of:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Domestic	$(41,313)	$(13,930)	$(11,276)
Foreign	(3,804)	(4,040)	(3,428)

Income (loss) before taxes	$(45,117)	$(17,970)	$(14,704)

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

The provision for income taxes differs from the amount computed by applying the statutory rate as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Income taxes using U.S federal statutory rate	$(15,340)	$(6,110)	$(4,999)
Tax Cuts and Jobs Act	143	—	—
Nondeductible interest	6,912	—	—
Loss on extinguishment of debt	10,174
Loss of tax benefit of federal net operating loss carryforwards	5,067	68,795	—
Loss of tax benefit of state net operating loss carryforwards	1,373	13,891	—
Loss of tax benefit of federal tax credit carryforwards	324	4,023	—
Amortization of gain on IP migration	767	767	767
State income taxes, net of federal benefit	(1,339)	(2,576)	380
Foreign rate differential	1,196	1,141	920
Valuation allowance	(1,423)	(75,407)	2,649
Derivative charge	(8,403)	(4,345)	(192)
Stock option exercises and cancellations	841	53	674
Research and development costs	(295)	(250)	(199)
Other	3	18	—

	$—	$—	$—

Significant components of the Company’s deferred tax assets are as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Deferred tax assets:
Employee compensation accruals	$292	$1,386	$1,279
Accrued liabilities	353	343	633
Research tax credits	17	22	3,796
Other	34	55	66
Net operating losses	5,289	6,194	77,906

Total deferred tax assets	5,985	8,000	83,680

Deferred tax liabilities:
Beneficial conversion feature	—	906	—
Other	13	—	—
Total deferred tax liabilities	13	906	—

Valuation allowance	5,972	7,094	83,680

Net deferred tax assets	$—	$—	$—

As of December 31, 2017, 2016 and 2015, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $211.3 million, $209.3 million and $184.5 million, respectively. A significant portion of the federal amount, $210.5 million, is subject to an annual limitation of approximately $27,500 as a result of a changes in the Company’s ownership in May 2003, November 2016 and multiple dates throughout 2017, as defined by Federal Internal Revenue Code Section 382 and the related income tax regulations. As a result of the limitations caused by the May 2003, November 2016 and multiple 2017 ownership changes, approximately $209.5 million of the total net operating loss

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

carryforwards is expected to expire unutilized and will be unavailable to offset future federal taxable income. Approximately $1.0 million of net operating loss carryforwards remains available to offset future federal taxable income which will expire between 2018 and 2037. In addition, the Company’s state net operating losses are also subject to annual limitations that generally follow the federal Section 382 provisions (with the exception of Connecticut), adjusted for each state’s respective income apportionment percentages. As of December 31, 2017 and 2016, the Company had net operating loss carryforwards for state and city income tax purposes between approximately $27.3 million and $150.3 million and between approximately $27.3 million and $153.0 million, respectively, which expire through 2037. As a result of the 382 limitations, approximately $149.0 million and $133.3 million of New York State and New York City net operating losses are expected to expire unutilized and will be unavailable to offset future taxable income. Approximately $0.8 million and $0.8 million of net operating loss carryforwards, respectively, will be available to offset future state and city taxable income. As of December 31, 2017, 2016 and 2015, the Company had a net operating loss carryforward for foreign income tax purposes of $25.0 million, $21.1 million and $22.1 million, respectively, which have indefinite carryforward periods. As of December 31, 2017, 2016 and 2015, the Company had federal research and development tax credit carryforwards of approximately $4.3 million, $4.0 million and $3.8 million, respectively, which expire through 2037. As a result of the section 382 limitation, the entire tax credit carryforward is expected to expire unutilized.

Management has established a 100% valuation allowance against the deferred tax assets as management does not believe it is more likely than not that these assets will be realized. The Company’s valuation allowance decreased by approximately $1.1 million and $76.6 million in 2017 and 2016, respectively. The primary reason for the significant decrease in the valuation allowance during 2016 is due to the reduction of recognizable deferred tax assets related net operating loss and credit carryforwards resulting from the Sec. 382 ownership change. The change in valuation allowance is as follows:

(in thousands)	December 31, 2017	December 31, 2016
Beginning balance	$7,094	$83,680
Charged to costs and expenses	(1,423)	(75,407)
Charged to additional paid-in capital	—	(1,854)
Charged to retained earnings	—	1,010
Charged to other comprehensive income	301	(335)

Ending balance	$5,972	$7,094

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”). The Act, which is also commonly referred to as “U.S. tax reform”, significantly changes U.S. corporate income tax laws by, among other provisions, reducing the maximum U.S. corporate income tax rate from 35% to 21% starting in 2018. At December 31, 2017, the Company has not completed its accounting for the tax effects of enactment of the Act; however, as described below, the Company has made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. The Company is continuing to assess the impact from the Act and will record adjustments in 2018 if necessary.

During the year ended December 31, 2017, the Company reduced deferred tax assets by a provisional amount of $143,500, offset by a corresponding reduction to its valuation allowance, as a result of the re-measurement of deferred tax assets and liabilities from its 34% effective rate under existing law to the new lower statutory rate of 21%. However, the Company is still analyzing certain aspects of the Act and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

The Act also requires a mandatory one-time inclusion of the deferred foreign income of controlled foreign corporations. The one-time transition tax is based on Delcath’s total post-1986 earnings and profits (E&P) for which the Company has previously deferred from U.S. income taxes. The Company’s reasonable estimate resulted in no provisional amount for the one-time transition tax liability, as the Company’s international subsidiaries are expected to have a cumulative deficit in E&P. Delcath has not yet completed its calculation of the total post-1986 foreign E&P (including deficits) for these foreign subsidiaries. As the Company’s international subsidiaries have a cumulative deficit in earnings and profits, the Company does not anticipate being affected by the mandatory inclusion provisions of the Act.

On December, 22, 2017, SAB 118 was issued due to the complexities involved in accounting for the recently enacted Act. SAB 118 requires the Company to include in its financial statements a reasonable estimate of the impact of the Act on earnings to the extent such estimate has been determined. Accordingly, the U.S. provision for income tax for 2017 is based on the reasonable estimate guidance provided by SAB 118. The Company is continuing to assess the impact from the Act and will record adjustments in 2018 if necessary.

The Company complies with the provisions of ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10 and therefore has not included a tabular rollfoward of unrecognized tax benefits. As there are no uncertain tax positions recognized, interest and penalties have not been accrued.

The Company is subject to income tax in the U.S., as well as various state and international jurisdictions. During the third quarter of 2015, the Internal Revenue Service commenced an examination of the Company’s federal income tax return for the year ended December 31, 2013. The examination was completed in the third quarter of 2017 and no changes were made to the reported amounts. Accordingly, there was no effect on the financial statements as a result of the examination. The Company has not been audited by any state tax authorities in connection with income taxes. The Company has not been audited by international tax authorities or any states in connection with income taxes. The Company’s New York State tax returns have been subject to annual desk reviews which have resulted in insignificant adjustments to the related franchise tax liabilities and credits. The Company is no longer subject to federal and state examination for tax years ending prior to December 31, 2014; tax years ending December 31, 2014 through December 31, 2017 remain open to examination. The Republic of Ireland is the Company’s only significant foreign jurisdiction. The Company is no longer subject to Ireland tax examination for tax years ending prior to December 31, 2013 (as Ireland has not initiated an audit of 2012 as of December 31, 2017); tax years ending December 31, 2013 through December 31, 2017 remain open to examination. However, the Company’s tax years December 31, 1998 through December 31, 2017 generally remain open to adjustment for all federal, state and foreign tax matters until its net operating loss and tax credit carryforwards are utilized or expire prior to utilization, and the applicable statutes of limitation have expired in the utilization year. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

Delcath recognizes interest accrued related to unrecognized tax benefits and penalties, if incurred, as a component of income tax expense.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

(14)	Quarterly Financial Data (Unaudited)

Set forth below is selected quarterly financial data for each of the quarters in the years ended December 31, 2017 and 2016.

	2017 Quarters Ended
(in thousands, except per share amounts)	March 31	June 30	September 30	December 31
Revenue	$743	$584	$684	$704
Costs and expenses	4,736	5,050	5,139	5,254
Operating loss	(4,212)	(4,601)	(4,627)	(4,725)
Net loss	(11,332)	(1,943)	(12,596)	(19,246)
Basic loss per share	43,750	1,750	4,680	375

	2016 Quarters Ended
(in thousands, except per share amounts)	March 31	June 30	September 30	December 31
Revenue	$370	$511	$435	$676
Costs and expenses	3,721	4,232	5,047	4,882
Operating loss	(3,462)	(3,871)	(4,724)	(4,383)
Net loss	(1,813)	(6,667)	(1,004)	(8,486)
Basic loss per share	218,750	771,750	115,495	646,010

(15)	Subsequent Events

As of January 25, 2018, all of the Rights issued under the December 28, 2017 Exchange Agreements discussed in more detail in Note 9 to the Company’s consolidated financial statements contained in this Annual Report on Form 10-K have been exercised resulting in the issuance of 108.9 million shares.

On February 9, 2018, the Company closed a registered offering of 212,000,000 shares of common stock, 38,000,000 pre-funded warrants to purchase 38,000,000 shares of common stock and Series D warrants to purchase an aggregate of 500,000,000 shares of common stock for total gross proceeds of approximately $5.0 million. The offering was priced at $0.02 per unit with each unit comprised of one share of common stock (or one pre-funded warrant) and one common stock purchase warrant to purchase two shares, provided that, with respect to the units with pre-funded warrants $0.019 per unit shall be paid at closing and $0.001 shall be paid upon exercise of each of the pre-funded warrants. The warrants carry a five-year term from the date of initial exercisability (which is later of one year from the date of issuance and date of amendment to articles of incorporation to increase number of authorized shares of common stock) with an exercise price of $0.02 per share. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-220898) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on February 7, 2018. After consummation of this offering, the Company has 434,981,824 shares of its common stock issued and outstanding.

On February 26, 2018, the Company filed a Definitive Proxy Statement on Schedule 14A seeking shareholder approval to increase its authorized shares of common stock from 500,000,000 to 1,000,000,000 in order to have sufficient authorized shares for full exercise of its recently issued Series D Warrants and for a reverse split of its common stock at a ratio of at least 1:100 but no more than 1:500, in the discretion of the Board of Directors and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than April 6, 2019).

The Company increased its authorized shares of common stock to one billion and effected a reverse split of its issued and outstanding common stock in a ratio of one-for-five hundred, effective as of May 2, 2018.

DELCATH SYSTEMS, INC.

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2017, 2016 and 2015

On May 2, 2018, the Company effected a reverse stock split at which time Delcath’s common stock began trading on the OTCQB on a one-for-five hundred (1:500) split-adjusted basis. All owners of record as of the open of the OTCQB market on May 2, 2018 received one issued and outstanding share of Delcath common stock in exchange for five hundred outstanding shares of Delcath common stock. No fractional shares were issued in connected with the reverse stock split. All fractional shares created by the one-for-five hundred exchange were rounded up to the next whole share. The reverse stock split had no impact on the par value per share of Delcath common stock, which remains at $0.01. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements and the accompanying Notes have been restated to give retrospective presentation for the reverse stock split.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product—Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS)—is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. In Europe, our system is commercially available under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT®), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Our primary research focus is on ocular melanoma liver metastases (mOM) and intrahepatic cholangiocarcinoma (ICC), a type of primary liver cancer, and certain other cancers that are metastatic to the liver. We believe the disease states we are investigating represent a multi-billion dollar global market opportunity and a clear unmet medical need.

Our clinical development program for CHEMOSAT and Melphalan/HDS is comprised of The FOCUS Clinical Trial for Patients with Hepatic Dominant Ocular Melanoma (The FOCUS Trial), a Global Phase 3 clinical trial that is investigating overall survival in mOM and the ALIGN Trial, a registration trial for intrahepatic cholangiocarcinoma (ICC). Our clinical development plan (CDP) also includes a commercial registry for CHEMOSAT non-clinical commercial cases performed in Europe and sponsorship of select investigator initiated trials (IITs) in colorectal cancer metastatic to the liver (mCRC) and pancreatic cancer metastatic to the liver.

The direction and focus of our CDP for CHEMOSAT and Melphalan/HDS is informed by prior clinical development conducted between 2004 and 2010, non-clinical, commercial CHEMOSAT cases performed on patients in Europe, and prior regulatory experience with the FDA. Experience gained from this research, development, early European commercial and United States regulatory activity has led to the implementation of several safety improvements to our product and the associated medical procedure.

In the United States, Melphalan/HDS is considered a combination drug and device product, and is regulated as a drug by the FDA. The FDA has granted us six orphan drug designations, including three orphan designations for the use of the drug melphalan for the treatment of patients with mOM, HCC and ICC. Melphalan/HDS has not been approved for sale in the United States.

In Europe, the current version of our CHEMOSAT product is regulated as a Class IIb medical device and received its CE Mark in 2012. We are in an early phase of commercializing the CHEMOSAT system in select markets in the European Union (EU) where the prospect of securing adequate reimbursement for the procedure is strongest. In 2015, national reimbursement coverage for CHEMOSAT procedures was awarded in Germany. In 2016, coverage levels were negotiated between hospitals in Germany and regional sickness funds. Coverage levels determined via this process are expected to be renegotiated annually. In 2017, Dutch health authorities added CHEMOSAT to their treatment guidelines for patients with ocular melanoma metastatic to the liver, an important step toward eventual reimbursement in the Dutch market.

Currently there are few effective treatment options for certain cancers in the liver. Traditional treatment options include surgery, systemic chemotherapy, liver transplant, radiation therapy, interventional radiology techniques, and isolated hepatic perfusion. We believe that CHEMOSAT and Melphalan/HDS represents a potentially important advancement in regional therapy for primary liver cancer and certain other cancers metastatic to the liver. We believe that CHEMOSAT and Melphalan/HDS is uniquely positioned to treat the entire liver either as a standalone therapy or as a complement to other therapies.

Our Ability to Continue as a Going Concern

The notes contained in our Annual Report on Form 10-K for year ended December 31, 2017 include a disclosure describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any commercialization efforts. Our consolidated financial statements as of December 31, 2017 have been prepared under the assumption that we will continue as a going concern. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our former independent registered public accounting firm has issued its report dated March 16, 2018 in connection with the audit of our consolidated financial statements as of December 31, 2017 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources (for the year ended December 31, 2017)

The Company’s future results are subject to substantial risks and uncertainties. Delcath has operated at a loss for its entire history and anticipates that losses will continue over the coming year. There can be no assurance that Delcath will ever generate significant revenues or achieve profitability. The Company expects to use cash, cash equivalents and investment proceeds to fund its operating activities. Delcath’s future liquidity and capital requirements will depend on numerous factors, including the progress of clinical trials and research and product development programs, obtaining approvals and complying with regulations; the timing and effectiveness of product commercialization activities, including marketing arrangements; the timing and costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; and the effect of competing technological and market developments.

At December 31, 2017, the Company had cash and cash equivalents totaling $4.0 million, as compared to cash and cash equivalents totaling $4.4 million at December 31, 2016. During the year ended December 31, 2017, the Company used $15.4 million of cash for its operating activities, which compares to $14.2 million used for operating activities during the year ended December 31, 2016. The increase of $1.2 million is primarily driven by an increase in operating expenses primarily related to the Company’s clinical trial effort discussed in the Business Overview section. The Company believes it has sufficient capital to fund its operating activities through May 2018.

Our consolidated financial statements as of December 31, 2017 have been prepared under the assumption that we will continue as a going concern for the next twelve months. We expect to incur significant expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. Because Delcath’s business does not generate positive cash flow from operating activities, the Company will need to obtain substantial additional capital in order to fund clinical trial research and support development efforts relating to Ocular Melanoma liver metastases, ICC, HCC or other indications, and to fully commercialize the product. The Company believes it will be able to raise additional capital in the event it is in its best interest to do so. The Company anticipates raising such additional capital by either selling shares of Delcath’s capital stock, borrowing money or entering into strategic alliances with appropriate partners. To the extent additional capital is not available when needed or on acceptable terms, the Company may be forced to abandon some or all of its development and commercialization efforts, which would have a material adverse effect on the prospects of its business. Further, the Company’s assumptions relating to its cash requirements may differ materially from its actual requirements because of a number of factors, including significant unforeseen delays in the regulatory approval process, changes in the timing, scope, focus and direction of clinical trials and costs related to commercializing the product.

The Company has funded its operations through a combination of private placements of its securities, and public offerings in 2000, 2003, 2009, 2010, 2011, 2012, 2013, 2015, 2016 and 2018, including registered direct offerings in 2007, 2009 and 2013, “at the market” equity offering programs in 2012 and 2013, and by a private placement of convertible notes in 2016. For a detailed discussion of the Company’s various sales of securities see Note 10 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

In October 2015, the Company filed a registration statement on Form S-3 with the SEC, which was declared effective on October 20, 2015 and allows the Company to offer and sell, from time to time in one or more offerings, up to $71.8 million of common stock, preferred stock, warrants, debt securities and stock purchase contracts as it deems prudent or necessary to raise capital at a later date. The Company is not currently eligible to use its Form S-3.

The Company intends to use the net proceeds from any future offerings for general corporate purposes, including, but not limited to, funding clinical trials, obtaining regulatory approvals, commercialization of its products, capital expenditures and working capital.

On July 19, 2016, shareholders of the Company approved, through a shareholder vote, an amendment to the Company’s Amended and Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split of Delcath’s common stock at a ratio within a range of one-for-ten (1:10) to one-for-twenty (1:20). The reverse stock split became effective on July 21, 2016 at which time Delcath’s common stock began trading on the NASDAQ Stock Exchange on a one-for-sixteen (1:16) split-adjusted basis. All owners of record as of the open of the NASDAQ market on July 21, 2016 received one issued and outstanding share of Delcath common stock in exchange for sixteen issued and outstanding shares of Delcath common stock. No fractional shares were issued in connection with the reverse stock split. All fractional shares created by the one-for-sixteen exchange were rounded up to the next whole share. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements contained in this Annual Report on Form 10-K and the accompanying notes, have been restated to give retrospective presentation for the reverse stock split.

On November 6, 2017, the Company effected a reverse stock split at which time Delcath’s common stock began trading on the OTCQB on a one-for-three hundred and fifty (1:350) split-adjusted basis. All owners of record as of the open of the OTCQB market on November 6, 2017 received one issued and outstanding share of Delcath common stock in exchange for three hundred and fifty issued and outstanding shares of Delcath common stock. No fractional shares were issued in connected with the reverse stock split. All fractional shares created by the one-for-three hundred and fifty exchange were rounded up to the next whole share. The reverse stock split had no impact on the par value per share of Delcath common stock, which remains at $0.01. All current and prior period amounts related to shares, share prices and earnings per share, presented in the Company’s consolidated financial statements contained in this Annual Report on Form 10-K and the accompanying Notes, have been restated to give retrospective presentation for the reverse stock split.

On February 9, 2018, the Company closed a registered offering of 212.0 million shares of common stock, 38.0 million pre-funded warrants to purchase 38.0 million shares of common stock and Series D warrants to purchase an aggregate of 500.0 million shares of common stock for total gross proceeds of approximately $5.0 million. The offering was priced at $0.02 per unit with each unit comprised of one share of common stock (or one pre-funded warrant) and one common stock purchase warrant to purchase two shares, provided that, with respect to the units with pre-funded warrants $0.019 per unit shall be paid at closing and $0.001 shall be paid upon exercise of each of the pre-funded warrants.

On February 26, 2018, the Company filed a Definitive Proxy Statement on Schedule 14A seeking shareholder approval to increase its authorized shares of common stock from 500,000,000 to 1,000,000,000 in order to have sufficient authorized shares for full exercise of the recently issued Series D warrants and for a reverse split of its common stock in a ratio of at least 1:100 but no more than 1:500. There is no assurance that the Company will receive shareholder approval for these two proposals, and will not be able to raise further funds or provide for exercise of our Series D warrants without these approved proposals. As of May 2, 2018, we had effected a 1-for-500 reverse stock split.

Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements

The Company is obligated to make future payments under various operating lease agreements. The following table provides a summary of significant contractual obligations at December 31, 2017:

	Payments Due by Period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Activities:
Future minimum lease payments, net of receipts due under subleases	$2.1	$0.9	$1.2	$—	$—

Delcath’s operating lease obligations at December 31, 2017 include: the annual rent for office space at 1633 Broadway, New York, New York, which will expire in March 2019; the annual rent under the lease for office space at 810 Seventh Avenue, New York, New York, which will expire in March 2021 and of which a certain amount of expense has been offset by two sub-leases; the annual rent under the lease for a facility in Queensbury, New York, which will expire in October 2018; and the annual rent for a facility in Galway, Ireland, which will expire in August 2021 and of which a certain amount of expense has been offset by a sub-lease. See Part I, Item 2, “Properties” and Notes 8 and 12 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

Future Capital Needs; Additional Future Funding

The Company’s future results are subject to substantial risks and uncertainties. The Company has operated at a loss for its entire history and there can be no assurance that it will ever achieve consistent profitability. The Company believes that it has adequate resources to fund operations through May 2018. Additional working capital will be required to continue operations. There can be no assurance that such working capital will be available on acceptable terms, if at all.

Results of Operations for the Year Ended December 31, 2017; Comparisons of Results of the Years Ended December 31, 2016 and 2015

Revenue

The Company recorded approximately $2.7 million in total revenue during the year ended December 31, 2017. During the same period in 2016, Delcath recorded $2.0 million in total revenue related to product sales. The year over year increase is a result of greater product sales in 2017 as Delcath continues to see increased market acceptance of its product in the EU, particularly in Germany where the establishment of the ZE code has contributed to increased treatments.

The Company recorded approximately $2.0 million in total revenue during the year ended December 31, 2016. During the same period in 2015, Delcath recorded $1.7 million in total revenue related to product sales. The year over year increase is a result of greater product sales in 2016 as Delcath continues to see increased market acceptance of its product in the EU.

Cost of Goods Sold

During the year ended December 31, 2017, the Company recognized cost of goods sold of approximately $0.7 million related to product revenue of $2.7 million.

During the year ended December 31, 2016, the Company recognized cost of goods sold of approximately $0.6 million related to product revenue of $2.0 million.

During the year ended December 31, 2015, the Company recognized cost of goods sold of approximately $0.5 million related to product revenue of $1.7 million.

The increase in cost of goods sold is commensurate with the increase in revenue.

Selling, General and Administrative Expenses

For the year ended December 31, 2017, selling, general and administrative expenses increased to $9.7 million from $9.4 million for the year ended December 31, 2016. The increase is due primarily to an increase in Delaware corporate taxes, in independent audit fees due to additional testing over the Company’s internal control over financial reporting and an increase in costs associated with the Company’s shareholder meetings as a result of the efforts to secure approval for a reverse stock split.

For the year ended December 31, 2016, selling, general and administrative expenses decreased to $9.4 million from $10.0 million for the year ended December 31, 2015. The decrease of $0.5 million is primarily attributable to a reduction in corporate expenses and depreciation.

Research and Development Expenses

For the year ended December 31, 2017, research and development expenses increased to $10.5 million from $8.4 million for the year ended December 31, 2016. The increase of $2.0 million is primarily due to the ongoing efforts of the FOCUS Trial which is discussed in further detail in the Current Clinical Development Program section above.

For the year ended December 31, 2016, research and development expenses increased to $8.4 million from $6.5 million for the year ended December 31, 2015. The increase of $2.1 million is primarily due to the initiation of our Phase 3 trial during 2016 which is discussed in further detail in the Current Clinical Development Program section above.

Change in fair value of derivative liability

For the year ended December 31, 2017, derivative instrument income increased to $15.1 million from $12.8 million for the year ended December 31, 2016. The increase of $2.3 million is due to the decline in the stock price from the time of the initial $14.4 million valuation of the November 2017 Warrants. The subsequent valuation at December 31, 2017 resulted in income of approximately $13.8 million as discussed in more detail in Note 11 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

For the year ended December 31, 2016, derivative instrument income increased to $12.8 million from $0.6 million for the year ended December 31, 2015. The increase of $12.2 million is due to the issuance of warrants in 2016, as well as the mark-to-market adjustments to the Warrant liability as discussed in more detail in Note 11 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

Gain on warrant extinguishment

As discussed further in Note 9 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K., the Company recorded a $9.6 million gain related to the extinguishment of the June 2016 Series C Warrants that were issued as part of the private placement of Senior Secured Convertible Notes.

Loss on debt settlements and extinguishments

As discussed further in Notes 9 and 10 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K, the Company recorded a $29.9 million loss on debt settlements and extinguishments related to the following transactions:

1.	July 2, 2017 issuance of Series A Preferred Shares that resulted in a $1.0 million loss on debt settlement

2.	August 28, 2017 restructuring agreement that resulted in a $1.9 million loss on debt settlement

3.	November 6, 2017 warrant exchange pursuant to October 10, 2017 amendment to the August 28, 2017 restructuring agreement that resulted in a $2.3 million loss on debt extinguishment

4.	November 15, 2017 exchange agreement and related warrant issuance that resulted in a $21.0 million loss on debt extinguishment

5.	December 28, 2017 exchange agreement that resulted in a $3.7 million loss on debt extinguishment

Other Income/Expense and Interest Expense

Other income (expense) increase is related to foreign currency exchange gains and losses.

Interest expense is related to:

1. the restructuring lease liability discussed in Note 8 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K;

2. the amortization of debt discounts and debt issuance costs discussed in Note 9 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K; and

3. original issuance discounts related to the issuance of Series C preferred stock discussed in Note 10 of the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

Interest income is from a money market account and interest earned on operating accounts.

Net Loss

The Company had a net loss for the year ended December 31, 2017 of $45.1 million, an increase of $27.1 million, or 151.1%, compared to the net loss for the same period in 2016. This increase is primarily due to a $7.4 million increase in interest expense primarily related to the amortization of debt discounts, a $29.9 million loss on settlements and extinguishments of the convertible note debt, both non-cash items, and both discussed further in Note 9 of the Company’s consolidated financial statements contained in this Annual Report on Form 10-K, and a $2.3 million increase in operating expenses primarily related to increased investment in clinical trial initiatives. This was offset by a $9.6 million gain on the extinguishment of the June 2016 Series C Warrants and a $2.3 million increase in the change in the fair value of the warrant liability, both non-cash items, and a $0.6 million improvement in gross profit due to increased sales.

The Company had a net loss for the year ended December 31, 2016 of $18.0 million, an increase of $3.3 million, or 22.2%, compared to the net loss for the same period in 2015. This increase is primarily due to a $14.3 million increase in interest expense primarily related to the amortization of debt discounts further discussed in Note 9 of the Company’s consolidated financial statements contained in this Annual Report on Form 10-K and a $1.4 million increase in operating expenses primarily related to increased investment in clinical trial initiatives. This was offset by a $12.2 million change in the fair value of the warrant liability, a non-cash item, and a $0.2 million improvement in gross profit due to increased sales.

Income Taxes

The Company has not recorded a provision for income taxes in the years ending December 31, 2017, 2016, and 2015, respectively, due to being in a net tax operating loss position for each of those years.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the “Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring its U.S. deferred tax assets and liabilities as well as reassessing the net realizability of deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next twelve months, the Company considers the accounting of deferred tax re-measurements and the transition tax to be incomplete due to the forthcoming guidance and its ongoing analysis of final year-end data and tax positions. However, the Company was able to determine a provisional amount of $143,500 (offset by valuation allowance) and $0, respectively, related to the deferred tax re-measurement and one-time transition tax (additional detail is provided in Note 13 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K). We expect to complete the analysis within the measurement period in accordance with SAB 118.

Application of Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). Certain accounting policies have a significant impact on amounts reported in the consolidated financial statements. A summary of those significant accounting policies can be found in Note 3 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-K.

The Company considers the valuation allowance for the deferred tax assets to be a significant accounting estimate. A valuation allowance has been recorded against the Company’s deferred tax assets as management believes it is more likely than not that the deferred tax assets will not be realized. In assessing whether it is more likely than not that the Company will realize the benefits of its deferred tax assets, management considers all forms of available evidence, including the Company’s history of cumulative losses, estimates of future taxable income and losses (including reversals of deferred tax liabilities), and available tax planning strategies. Since the Company is in a cumulative loss position, it cannot rely on future taxable income as a source of taxable income because the Company views a cumulative loss position as significant objective negative evidence that would be difficult to overcome with the other subjective tests discussed. The Company does not have taxable income in prior years to absorb the carryback of net operating losses, nor has it implemented tax-planning strategies that would, if necessary, be implemented to allow for the usage of net operating losses.

On January 1, 2012, Delcath Systems, Inc. sold a portion of its intellectual property to Delcath Holdings Limited resulting in a taxable gain of $15.8 million in the U.S. based on the fair market value of the intangible that was transferred. The arms-length price, which was determined in accordance with Section 482 of the Internal Revenue Code, is a significant accounting estimate. The gain is deferred under U.S. GAAP principles until the asset is sold outside of the consolidated financial statements. The remaining deferred gain on the intercompany sale of intangible assets is $2.0 million, $4.4 million and $6.7 million as of December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

The Company has adopted the provisions of ASC 718, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, share-based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the option holders’ requisite service period (generally the vesting period of the equity grant). The Company expenses its share-based compensation under the accelerated method, which treats each vesting tranche as if it were an individual grant.

The Company has adopted the provisions of ASC 505-50, which establishes accounting for equity-based payments to non-employees. Measurement of compensation cost related to common shares issued to non-employees for services is based on the value of the services provided or the fair value of the shares issued. Each transaction is reviewed to determine the more reliably measurable basis for the valuation. The measurement of non-employee stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. Non-employee stock-based compensation charges are amortized over the vesting period or period of performance of the services.

The Company has adopted the provisions of ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. See Note 9 to the Company’s audited consolidated financial statements contained in this Annual Report on Form 10-Kfor assets and liabilities the Company has evaluated under ASC 820.